Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 and related Prospectus of GRIID Infrastructure Inc. of our report dated April 15, 2024, relating to the consolidated financial statements of GRIID Infrastructure Inc., appearing in the Annual Report on Form 10-K of GRIID Infrastructure Inc. for the year ended December 31, 2023.

/s/ RSM US LLP

Austin, Texas

April 16, 2024